Exhibit B

NOMINATING/CORPORATE GOVERNANCE COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

I.	PURPOSE

        The Nominating/Corporate Governance Committee shall provide assistance to the Board of Directors in fulfilling its responsibility to the shareholders, potential shareholders and investment community by (i) reviewing and making recommendations to the Board regarding the Board’s composition and structure, establishing criteria for Board membership and evaluating corporate policies relating to the recruitment of Board members; and (ii) establishing, implementing and monitoring policies and processes regarding principles of corporate governance in order to ensure the Board’s compliance with its fiduciary duties to the Company and its shareholders.

II.	STRUCTURE AND OPERATIONS

Composition and Qualifications

        The Committee shall be composed of two members of the Board of Directors, each of whom is determined by the Board of Directors to be “independent” in accordance with the rules of the American Stock Exchange.

Appointment and Removal

        The members of the Committee shall be appointed by the Board of Directors and shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal. The members of the Committee may be removed, with or without cause, by a majority vote of the Board of Directors.

Chairman

        Unless a Chairman is elected by the full Board of Directors, the members of the Committee shall designate a Chairman by majority vote of the full Committee membership. The Chairman shall be entitled to cast a vote to resolve any ties. The Chairman will chair all regular sessions of the Committee and set the agendas for Committee meetings.

III.	MEETINGS

        The Committee shall meet at least annually, or more frequently as circumstances dictate. The Chairman of the Board of Directors or any member of the Committee may call meetings of the Committee. Any meeting of the Committee may be held telephonically.

        The Committee may invite to its meetings any director, management of the corporation and such other persons as it deems appropriate in order to carry out its responsibilities. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities.

IV.	RESPONSIBILITIES AND DUTIES

        The following functions shall be the principal responsibilities and duties of the Committee. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board of Directors from time to time related to the purposes of the Committee outlined in Section I of this Charter or as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions.

        The Committee, in discharging its oversight role, is empowered to study or investigate any matter of interest or concern that the Committee deems appropriate and shall have the authority to retain and terminate outside counsel or other experts for this purpose, including the authority to approve the fees payable to such counsel or experts and any other terms of retention.

1

Board Selection, Composition and Evaluation

1.	Establish criteria for the selection of new directors to serve on the Board of Directors.

2.	Identify individuals believed to be qualified as candidates to serve on the Board of Directors and select, or recommend that the Board of Directors select, the candidates for all directorships to be filled by the Board of Directors or by the shareholders at an annual or special meeting. In identifying candidates for membership on the Board of Directors, the Committee shall take into account all factors it considers appropriate, which may include ensuring that the Board of Directors, as a whole, consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as a “financial expert,” as that term is defined by the rules of the SEC), local or community ties and minimum individual qualifications, including strength of character, mature judgment, familiarity with the company’s business and industry, independence of thought and an ability to work collegially. The Committee also may consider the extent to which the candidate would fill a present need on the Board of Directors.

Review and make recommendations to the full Board of Directors, or determine, whether members of the Board of Directors should stand for re-election. Consider matters relating to the retirement of members of the Board of Directors, including term limits or age limits.

3.	Evaluate candidates for nomination to the Board of Directors, including those recommended by shareholders. In that connection, the Committee shall adopt procedures for the submission of recommendations by shareholders as it deems appropriate.

4.	Conduct all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates.

5.	Consider questions of independence and possible conflicts of interest of members of the Board of Directors and executive officers, and whether a candidate has special interests or a specific agenda that would impair his or her ability to effectively represent the interests of all shareholders.

6.	Review and make recommendations, as the Committee deems appropriate, regarding the composition and size of the Board of Directors.

7.	Oversee evaluation of the Board of Directors and management.

Committee Selection Composition

8.	Recommend members of the Board of Directors to serve on the committees of the Board of Directors, giving consideration to the criteria for service on each committee as set forth in the charter for such committee, as well as to any other factors the Committee deems relevant, and where appropriate, make recommendations regarding the removal of any member of any committee.

9.	Recommend members of the Board of Directors to serve as the chairs of the committees of the Board of Directors.

10.	Establish, monitor and recommend the purpose, structure and operations of the various committees of the Board of Directors, the qualifications and criteria for membership on each committee of the Board of Directors and, as circumstances dictate, make any recommendations regarding periodic rotation of directors among the committees and impose any term limitations of service on any committee of the Board of Directors.

11.	Periodically review the charter and composition of each committee of the Board of Directors and make recommendations to the Board of Directors for the creation of additional committees or the elimination of committees of the Board of Directors.

2

Corporate Governance

12.	Review the adequacy of the certificate of incorporation and by-laws of the corporation and recommend to the Board of Directors, as conditions warrant, that it propose amendments to the certificate of incorporation and by-laws for consideration by the shareholders.

13.	Develop and recommend to the Board of Directors a set of corporate governance principles and keep abreast of developments with regard to corporate governance to enable the Committee to make recommendations to the Board of Directors in light of such developments as may be appropriate.

14.	Review policies relating to meetings of the Board of Directors. This may include meeting schedules and locations, meeting agendas and procedures for delivery of materials in advance of meetings.

Continuity / Succession Planning Process

15.	Oversee and approve the management continuity planning process. Review and evaluate the succession plans relating to the CEO and other executive officer positions and make recommendations to the Board of Directors with respect to the selection of individuals to occupy these positions.

Reports

16.	Report regularly to the Board of Directors (i) following meetings of the Committee, (ii) with respect to such other matters as are relevant to the Committee’s discharge of its responsibilities and (iii) with respect to such recommendations as the Committee may deem appropriate. The report to the Board of Directors may take the form of an oral report by the Chairman or any other member of the Committee designated by the Committee to make such report.

17.	Maintain minutes or other records of meetings and activities of the Committee.

V.	ANNUAL PERFORMANCE EVALUATION

        The Committee shall review and evaluate, at least annually, the performance of the Committee and its members, including by reviewing the compliance of the Committee with this Charter. In addition, the Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Board of Directors any improvements to this Charter that the Committee considers necessary or valuable. The Committee shall conduct such evaluations and reviews in such manner as it deems appropriate.

3